Exhibit (p)(7)
EAGLE ASSET MANAGEMENT, INC.
CODE OF ETHICS
I. STATEMENT OF GENERAL POLICY
Eagle Asset Management (“Eagle”, “we” or “us”) is a registered investment adviser and acts as investment manager or adviser to clients including registered investment companies. In this capacity, we serve as fiduciaries and owe our Clients an undivided duty of loyalty. We must avoid even the appearance of a conflict that may compromise the trust Clients have placed in us and must insist on strict adherence to fiduciary standards and compliance with all applicable federal and state securities laws.
The specific provisions and reporting requirements of this Code of Ethics governs the personal securities trading of Eagle employees. The purpose of these guidelines is to ensure that Employees of Eagle will not benefit improperly from advance knowledge of actual or probable Eagle activity in a security. The guidelines are based on the general principle that Employees must conduct their personal trading activities in a manner which avoids both actual and potential conflicts of interest with clients of Eagle.
II. DEFINATIONS
Access Person. The term “access person” means any director, officer, or advisory person of Eagle Asset Management, Inc. (“Eagle”).
Advisory Person. The term “advisory person” of Eagle means (a) any employee of Eagle (or of any company in a control relationship to Eagle) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security in a client account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to Eagle who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security. “Advisory Person” includes any investment person of Eagle.
Beneficial Ownership. “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. “Beneficial ownership” includes accounts of a spouse, child, parent, sibling resident in the access person’s home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership. Access person should contact the designated compliance officer regarding any questions they have concerning what constitutes beneficial ownership.

Buy or Sell Program. A “buy or sell program” is a planned program for the purchase or sale of a security for at least 10% of accounts in a particular Eagle objective. Buy or sell programs may be completed in one day, or they may extend for two or more days.
Control. The term “control shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. A natural person shall be presumed not to be a “control person for this purpose, unless a contrary determination is made by the SEC.
Controlled Account. A “controlled account” is a brokerage account in which an employee has a beneficial ownership interest, or for which an employee has discretionary authority (e.g., trustee of a trust account).
Convertible Security. For purposes of these Guidelines, a “convertible security” e.g., convertible bond, convertible preferred stock, shall include the underlying common stock to which it can be converted.
Designated Compliance Officer. The term “designated compliance officer” shall mean the Eagle officer(s) designated by Eagle’s President as being responsible for receiving reports or notices and performing such other duties as required by this Code of Ethics.
Employee Security Transaction. An “employee security transaction” is any purchase or sale of securities for (1) a “Controlled Account” or (2) a “Family Member Account”.
Family Member. A “family member” is an employee’s immediate family — spouse, child, parent, sibling — sharing the same household.
Immediate Family Member Account. A “family member account” is a brokerage account of a member of an employee’s immediate family — spouse, child, parent, sibling — sharing the same household.
Investment Company. The term “investment company” means a company registered as such under the Investment Company Act of 1940 and for which Eagle is the investment adviser.
Investment Person. An “investment person” is any portfolio manager, research analyst, securities trader, or portfolio reviewer of Eagle.
Large Order. A “large order” is either a single order or a block (aggregated) order for the purchase or sale of a security amounting to 5,000 or more shares of a stock or 1,000 bonds.
Private Placement Private Placement” means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.
Purchase or Sale of a Security. “Purchase or sale of a security” includes, inter alia, the writing of an option to purchase or sell a security.
Security. “Security” includes stock, notes, bonds, debentures, private placement securities and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, registered open-end investment companies (mutual funds), investment contracts, and all derivative instruments, such as options and warrants. Security also includes futures and options on futures Any questions as to whether a particular investment constitutes a “security” should be referred to the designated compliance officer.

III. PROHIBITED ACTS
     A. All Employees
1. Disclosure of confidential information. Employees are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information or to regulatory authorities who have appropriate jurisdiction with respect to such matters.
2. Gifts and Entertainment. Employees are prohibited from soliciting, accepting or giving of gifts or gratuities, except for gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year) and customary business lunches, dinners, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts). If a Person receives any gift that might be prohibited under this Code, that person promptly must inform the Compliance Officer.
3. Taking Advantage of Corporate Opportunities. Employees are prohibited from taking personal advantage of any opportunity properly belonging to the Advisory Clients. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for Advisory Clients.
4. Using Position or Influence for Personal Benefit at Expense of Clients. Employees are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Eagle Employee.
5. Outside Business Activities. Outside business activities must be disclosed to the Compliance Officer. These include, but are not limited to, being appointed an officer or director of a public or private company, any activity where compensation is received, or the making of a private investment. Written approval will be required to satisfy regulatory requirements.
6. Hedge Funds, Investment Partnerships, Investment Clubs. No employee shall participate in an investment partnership without first being approved by the Compliance Officer. If approval is granted the employee must arrange to have periodic statements sent to compliance.
7. Personal Security Transactions (Including Immediate Family Members)
(a)	No Employee shall conduct a transaction while in possession of “inside” material nonpublic information regarding the Security or the issuer of the Security;

(b)	No Employee shall purchase any securities in an initial public offering (other than a new offering of a registered open-end investment company).

(c)	No Employee shall enter into a transaction intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading.

(d)	No Access Person may buy any “Security” on any day for which Eagle (i) either has a buy program in place or is actively considering a buy program or (ii) is executing a large purchase order. The restriction on employee purchases of such securities shall continue through the end of the day when the buy program is completed, discontinued, or dropped from active consideration; or when the large purchase order is executed.

(e)	No Access Person may sell any “Security” on any day for which Eagle (i) either has a sell program in place or is actively considering a sell program or (ii) is executing a large sale order. The restriction on employee sales of such securities shall continue through the end of the day when the sell program is completed, discontinued, or dropped from active consideration, or when the large order is executed.

(f)	No Access Person may purchase a Security within 60 calendar days of the sale of that Security (or an Equivalent Security), and any sale of a Security within 60 calendar days of the purchase of the Security (or an Equivalent Security) if the transaction would result in a profit. Only in instances where an access person agrees to give up all profits from such transaction to a charitable organization designated by Eagle would the transaction be allowed. (* Does not apply to transactions involving RJF Stock)

(g)	No Employee may purchase and redeem shares of the same Mutual Fund within 60 calendar days.

(h)	Any other transaction deemed by the Pre-Clearance Officer to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

B.	Investment Personnel
     1. IPO Allocation Policy Portfolio Managers and traders must comply with the Statement of General Policy Regarding IPO Allocations, which is attached as Appendix A to this Code. In general, the policy prohibits improper actions taken in order to obtain greater access to Initial Public Offerings (“IPO’s”). Portfolio managers and traders should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations. Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

     2. Servicing as a Director In addition to the disclosure requirements detailed in Section III A. 5 above, Investment Persons may not serve on the board of directors of a publicly-traded company not affiliated with Eagle absent prior written approval by the Compliance Officer. This approval rarely will be granted and, if granted, normally will require that the relevant Investment Person be isolated, through “Chinese Wall” or other procedures, from those making investment decisions related to the issuer on whose board the Investment Person sits.
C.	Portfolio Manager
     1. Seven Day Black- Out Period. A Portfolio Manager may not purchase or sell a security for his/her personal account or controlled account within seven calendar days, either preceding or subsequent thereto, of a purchase or sale program, or a large order, for the same security initiated by the Portfolio Manager. For example, if the Portfolio Manager initiates and completes a buy program for his or her advisory accounts on June 1, June 9 is the first day the Portfolio Manager may trade that security for a personal or controlled account.
     2. Contrary Trades. Portfolio managers who trade contrary to his Eagle buy or sell program activity in a security within seven calendar days before or after the conclusion of Eagle’s activity must submit a memo to Eagle’s Compliance Officer or his designee explaining the decision to buy/sell contrary to Eagle activity.
IV.	PRE-CLEARANCE:
A. Transactions Requiring Pre-clearance:
I. All Employees: (Including Immediate Family Members)
          Any transaction involving an open end registered investment company (mutual fund) where Eagle is an adviser to the Fund or is affiliated with the Fund unless done as part of a periodic investment (including 401k plans) or redemption plan (i.e. systematic withdrawal). Allocations for these periodic investments or redemptions must have initial pre-clearance. Any allocation changes or transactions outside of a previously approved periodic investment or redemption plan must also receive pre-clearance. Pre-clearance is not necessary for transactions involving a Money Market mutual fund or Mutual Funds that are not affiliated with Eagle or advised by Eagle.
II. Access Persons and Investment Persons: (Including Immediate Family Members)
          In addition to the pre-clearance requirement above, and subject to the exemptions below, each person shall pre-clear trades in all other securities (see definition of “Securities” in Section II) *Please note that hedge funds, private placements and limited partnerships are included in the definition of security. If unsure whether an instrument is considered a security contact the compliance officer for guidance.

B. Transactions Exempt from Pre-clearance:
(1)	Purchases or sales in any account over which the access person has no direct or indirect influence or control.

(2)	Purchases or sales which are non-volitional on the part of either the access person or an investment company.

(3)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(4)	Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

(5)	Options on a broad-based, publicly traded market basket or index of stocks (the S&P 500 index); covered-call options on underlying securities presently held in employee personal accounts; repurchase agreements and U.S. Government Securities; Raymond James Financial stock; securities purchased as part of an automatic dividend reinvestment plan; certificates of deposit; and other securities determined to be “riskless” by Compliance.
C. Pre-clearance Procedures:
A trade preclearance request will be submitted via a preclearance request form (see Appendix I) or via email to the compliance officer at Eagle-Compliance Email address. Decisions will be logged and initialed by the Compliance Officer, or designee, in the preclearance log book. The compliance officer will respond via email or phone to the person making the request with the approval or denial. Employees can not enter a trade order until approval is granted.
Access Persons and Investment Persons must preclear all personal “Security” transactions for both Controlled Accounts and Family Member Accounts. If a restriction applies, the proposed transaction will not be allowed. If no restriction applies, the transaction will be approved. Trade preclearance approvals are only valid for that day in which approval is granted.
(a)	If a purchase transaction is approved, as described above, and Eagle subsequently initiates a buy program, or executes a large purchase order, for the same security on the same day, the employee must immediately sell the security in question. Any pretax profit from the subsequent sale transaction will be paid into Eagle’s error account, and any loss will be borne by the employee.

(b)	If a sale transaction is approved, as described above, and Eagle subsequently initiates a sale program, or executes a large sale order, for the same security on the same day, the employee must immediately buy back the security in question. Any pretax profit from the subsequent purchase transaction will be paid into Eagle’s error account, and any loss will be borne by the employee.

(c)	Amounts paid into Eagle’s error account under (a) and (b) above will be contributed annually to a charity selected by Eagle.
V. REPORTS.
     A. Non-Employee Directors:
Non-employee directors of Eagle are not subject to the restrictions and preclearance requirements of the Code, provided they have no knowledge of pending or current Eagle program trading activity in the securities they are trading. Such directors must provide an annual certification that with respect to all security transactions during the preceding year, the director was not aware of any Eagle program activity relating to the security in question when the transaction was effected.
     B. Employees, Access Persons and Investment Persons: (Including Immediate Family Members)
Aside from the Exemptions outlined in Section VI below, the following reporting requirements apply to Employees, Access Persons and Investment Persons.
1. Initial Holdings Report Any person who becomes an Employee, Access Person or Investment Person of Eagle must submit, within 10 days of becoming such designation, an Initial Holdings Report (see Appendix K) listing all securities that he or she holds in an investment account. The Report will be sent by (and should be returned to) the Pre-Clearance Officer.
2. Quarterly Transaction Reports Every Employee, Access Person and Investment Person must arrange for the Compliance Officer to receive directly from the broker, dealer, mutual fund company or bank in question, duplicate copies of each confirmation and periodic statement for any Securities Transaction during the quarter in an investment account. All copies must be received no later than 10 days after the end of the calendar quarter.
Each confirmation or statement must disclose the following information:
1.	the date of the transaction;

2.	the title (and interest rate and maturity date, if applicable);

3.	the number of shares and principal amount;

4.	the nature of the transaction (e.g., purchase, sale);

5.	the price of the Security; and

6.	the name of the broker, dealer, fund company or bank through which the trade was effected.
          If an Employee is not able to arrange for duplicate confirmations and statements to be sent that contain the information required above, the Employee promptly must submit Quarterly Transaction Reports within 10 days after the completion of each calendar quarter to the Compliance Officer. In accordance with Raymond James Financial corporate policy, all employee brokerage accounts must be maintained with Raymond James Brokerage. All persons opening or maintaining a brokerage account outside of Raymond James must receive written permission from the Compliance Officer.
3. Annual Holdings Report Each Employee, Access Person and Investment Person must submit an Annual Holdings Report (see Appendix K) with attached statement listing all securities in an investment Account. The information in the Annual Holdings Report must be current as of a date no more than 30 days before the report is submitted. The annual holdings report must contain the following information:
(i)	The name of any broker, dealer, mutual fund company or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;

(ii)	The date that the report is submitted by the access person.
VI. EXEMPTION, DISCLAIMERS, AND AVAILABILITY OF REPORTS
          A. Exemptions from Reporting Requirements
          1. Securities Transactions involving the following circumstances or Securities are exempt from Section IV and V reporting requirements: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) Securities directly issued by the U.S. Government; (3) bank certificates of deposits; (4) Mutual Fund or Registered Investment Companies that are not affiliate with Eagle or advised by Eagle. (5) other Securities as may from time to time be designated in writing by the Code of Ethics Review Committee based on a determination that the risk of abuse is minimal or non-existent.
          2 Notwithstanding the provisions of Section V-B2. above, no Employee shall be required to make a Quarterly Transaction Report where such report would duplicate information recorded by Eagle pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

          B. Disclaimers
          Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the Report relates.
          C. Availability of Reports
          All information supplied pursuant to this Code may be available for inspection by the President of Eagle, the Code of Ethics Review Committee, the Compliance Officer, the Pre-Clearance Officer, the Access Person’s department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which Eagle is a member, and any state securities commission with appropriate jurisdiction.
VII. CODE OF ETHICS REVIEW COMMITTEE
          The Code of Ethics Review Committee shall investigate material Code violations or suspected violations of the Code and, as appropriate, take such actions as necessary or prescribed in the personal trading violation sanctions guidelines. The Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. Members of the Committee consist of Eagle’s President and Chief Operating Officer, Corporate Counsel, Treasurer, Portfolio Management Representative and Chief Compliance Officer.
Employees who either willfully or negligently violate the provisions of the Code may be subject to any or all of the following sanctions: Formal Written Warning and Written Reprimand (with copy to supervisor and personnel file), Bans on Personal Trading, Monetary Penalty, Disgorgement of Trading Profits, Suspension or Termination. The Code of Ethics Review Committee is charged with the responsibility of conducting informational hearings, assessing mitigating factors, and imposing sanctions consistent with the Code’s Sanction Guidelines.
Eagle Code of Ethics Personal Trading Violation Sanctions Matrix

Sanctions applicable to Employees:
VIOLATION	SANCTION GUIDELINE+ *
*Commission of a Prohibited Act not otherwise specifically addressed in this Code section	1st Offense or more: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Sanctions applicable to Employees:
VIOLATION	SANCTION GUIDELINE+ *
No broker statements or confirms on	1st Offense: Written warning
file or no evidence that duplicate statements have been requested	2nd Offense: (after 30 days of no action) Written reprimand and/or monetary penalty
3rd Offense: (after 60 days of no action) Monetary
penalty, freeze trading accounts for 30-90 days and/or suspension or termination

*Trading without receiving	1st Offense: Written warning
appropriate pre-clearance or	2nd Offense: Written reprimand and/or monetary penalty
trading outside the approval period	3rd Offense (or more): Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

*Trading after being denied approval	1st Offense or more: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
Failure to file an Initial or Annual Holdings Report	1st Offense: (not filed within 10 days) Written warning 2nd Offense: (not filed within 10 days on more than one occasion or not filed within 30 days) Written reprimand and/or monetary penalty
Failure to file an Annual Code Acknowledgement and Certification Form	3rd Offense: (not filed within 10 days on more than two occasions or not filed within 60 days) Monetary penalty, freeze trading accounts for 30-90 days and/or suspension/ termination

Violation of the Gift and Entertainment Policy.	1st Offense: Written warning. Return of the gift, or reimbursement of the unauthorized entertainment expense, to the donor/payer.
2nd Offense: Written reprimand and/or monetary penalty. Return of the gift, or reimbursement, as outlined above.
3rd Offense: Monetary penalty and / or suspension or termination. Return or reimbursement.

Sanctions applicable to Access Persons (in addition to all sanctions applicable to Employees):
VIOLATION	SANCTION GUIDELINE+ *
*Selling a security within 60 days of a purchase of the same security or purchasing a security within 60 days of the sale of the same security resulting in a profit.	1st offense: Written Reprimand and/or Monetary Penalty 2nd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination

Serving on the Board of a publicly-traded company without prior written consent	1st offense: Written Reprimand and/or Monetary Penalty 2nd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination

Sanctions applicable to Portfolio Managers (in addition to all sanctions applicable to Employees and Access Persons):
VIOLATION	SANCTION GUIDELINE+ *
* Trading within the 7 day blackout period	1st offense or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination

* Includes Disgorgement of Trading Profits
+ The Code of Ethics Review Committee will take into consideration any mitigating circumstances when applying sanctions
The Compliance Administrator will arrange for a meeting of the Code of Ethics Review Committee in cases where a violation has occurred and the guidelines suggest a monetary penalty, written reprimand or more serious action.
The following schedule details the monetary penalties that may be applied for each offense.

AVP and Staff — $100-$500	Senior Vice President	- $1,000-$2,500
Vice President — $500-$1,000	Managing Director and above	- $2,500-$5,000 +
VIII. OTHER GUIDELINES
As employees of Raymond James Financial, Inc., Eagle employees are expected to comply with all guidelines set forward by Raymond James Financial, Inc. in regard to personal transactions.
IX. COMPLIANCE
In order to facilitate compliance with these guidelines, all access persons must supply a copy of the confirm (or have duplicate confirms sent) on ALL trades to the Chief Compliance Officer or his designee within one business day, or as soon as may be practical, after the trade date of such transaction. All employees must also arrange to have duplicate confirms of Mutual Fund transactions forwarded to the Chief Compliance Officer. If an employee opens a new brokerage account, either at Raymond James & Associates, Inc. or an unaffiliated firm, he or she must immediately advise the Chief Compliance Officer or his designee.
X. RECORD KEEPING
Eagle must keep copies of the code of ethics, records of violations of the code and actions taken as a result of the violations, and copies of each employee’s written acknowledgment of receipt of the code. Eagle must keep a record of the names of access persons, the holdings and transaction reports made by access persons, and records of decisions approving access persons’ personal trading. All these records are retained for five years with the most recent two years in an easily accessible place, in an appropriate office of the investment adviser

Appendix I
TRADE AUTHORIZATION REQUEST

(1)	Name of person requesting authorization:

(2)	Name security:

(3)	Maximum # of shares or units to be purchased or sold or amount of bond:

(4)	Check if applicable:	Purchase	Sale

(5)	Do you possess material nonpublic information regarding the
	security or the issuer of the security?	☐ Yes ☐ No

(6)	To your knowledge, are the securities (or equivalent securities) being considered for purchase or sale by any Advisory Client?
☐ Yes ☐ No

(7)	Are the securities being acquired in an Initial Public Offering?	☐ Yes ☐ No

(8)	Are the securities being acquired in a Private Placement?	☐ Yes ☐ No

(9)	If you are a Portfolio Manager, has any account you managed
purchased or sold these securities (or equivalent securities)
within the past seven calendar days or do you expect the account to purchase or sell these securities (or equivalent securities) within seven calendar days after your purchase or sale?

☐ Yes ☐ No

(10)	Have you or any account covered by the Code’s pre-authorization provisions purchased or sold
	these securities (or equivalent securities) in the prior 60 days?	☐ Yes ☐ No
          I have read the currently effective Code of Ethics, and believe that the proposed trade complies fully with the requirements of the Code.
___________________________________

Signature

Print Name

Authorized:

Date:

Appendix J
Employee brokerage accounts
The compliance Department is updating its records for monitoring employee trading.
Please fill out the following and return.
Do you, personally or as a trustee of an account, or any family members, as described in the Eagle Code of Ethics, have any outside brokerage accounts?
Yes ☐ No ☐
If yes, please list the name of the brokerage house, name on the account, your relationship to the account and account number for each.

Do you, personally, as trustee or as beneficiary of an account, or any family members, as described in the Eagle Code of Ethics, have any Raymond James accounts?
Yes ☐ No ☐
If yes, please list all account numbers, name on the account, your relationship to the account and approximate date each account was opened.
Account #                                          Name(s) on Account                                                              Relationship

Name (Please Print)

	Signature	Date

Appendix K	REPORT OF SECURITIES HOLDINGS
Person:                                                                                                   Initial or Annual Report? (Circle one)
As required by Rule 17j-1 and Eagle’s Code of Ethics, the following is my statement of securities holdings for which I may have a direct or indirect beneficial interest. As described in the Eagle Code of Ethics, this includes the securities holdings of myself, family members (spouse, minor child, or related adult living in the same household as myself) and the securities holdings of a Trust in which I am Trustee or in which I have a beneficial interest.
1)	For securities holdings that are held in brokerage accounts, please list the name of the brokerage house, the name on the account, relationship to you, and the account number for each.
Please attach the most recent monthly statement for each account.

Brokerage Firm	Name of Account	Relationship	Account Number

2)	For securities holdings that are not held in brokerage accounts which are held in physical form, including Hedge Funds and Private Placements please list:

Shares	Name of Issuer / Fund	Registered in the name of:	Relationship

Please attach additional sheets, if necessary.
3)	I ___do/___do not have any securities holdings that I am required to report pursuant to the requirements as stated above.

Signature:	Date:

EAGLE ASSET MANAGEMENT, INC.
POLICY AND PROCEDURES ON INSIDER TRADING
SECTION I. POLICY STATEMENT ON INSIDER TRADING
A. Policy Statement on Insider Trading
          Eagle Asset Management, Inc. forbids any employee from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by Eagle Asset Management, Inc.), based on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Eagle Asset Management’s policy applies to every employee and extends to activities within and outside their duties at Eagle Asset Management, Inc. Every employee must read and retain this policy statement. Any questions regarding Eagle Asset Management’s policy and procedures should be referred to the Compliance Administrator.
          The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.
          While the law concerning insider trading is not static, it is generally understood that the law prohibits:
1)	trading by an insider while in possession of material nonpublic information, or

2)	trading by a non-insider, while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3)	communicating material nonpublic information to others.

          The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Administrator.
1. Who is an Insider?
          The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Eagle Asset Management, Inc. may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.
2. What is Material Information?
          Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
          Material information need not be derived directly from the company whose securities are at issue. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.
3. What is Nonpublic Information?
          Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4. Bases for Liability
          i. Fiduciary Duty Theory
          In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).
          In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.
          However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.
          ii. Misappropriation Theory
          Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory. (Misappropriated — properly come into contact with insider information and then improperly use information)
5. Penalties for Insider Trading
          Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such lawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
o	civil injunctions

o	treble damages

o	disgorgement of profits

o	jail sentences of up to ten years and related fines of up to $2,500,000

o	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted,

o	civil fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided, and

o	suspension or bar from the securities business.

o	suspended or barred from working in securities industry.
          In addition, any violation of this policy statement can be expected to result in serious sanctions by Eagle Asset Management, Inc., including dismissal of the persons involved.
* * *
SECTION II. PROCEDURES TO IMPLEMENT EAGLE ASSET MANAGEMENT, INC. INVESTMENT ADVISER’S POLICY
A.	Procedures to Implement Eagle Asset Management, Inc. Investment Adviser’s Policy Against Insider Trading
          The following procedures have been established to aid the employees of Eagle Asset Management, Inc. in avoiding insider trading, and to aid Eagle Asset Management, Inc. in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Eagle Asset Management, Inc. must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Administrator.
1. Identifying Inside Information
          Before trading for yourself or others, including investment companies or private accounts managed by Eagle Asset Management, Inc., in the securities of a company about which you may have potential inside information, ask yourself the following questions:
i.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.	Is the information nonpublic? How did you obtain it? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?
          If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.
i.	Report the matter immediately to the Chief Compliance Officer.

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Eagle Asset Management, Inc..

iii.	Do not communicate the information inside or outside Eagle Asset Management, Inc., other than to the Chief Compliance Officer.

iv.	After the Chief Compliance Officer, has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.
2. Personal Securities Trading
          All employees of Eagle Asset Management, Inc. shall be in compliance with the Eagle Code of Ethics Transaction Guidelines and shall submit to the Compliance Administrator, a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the employee), and trusts of which they are trustees or in which they have a beneficial interest, have participated within one business day after the trade date of such transaction. This report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the Compliance Administrator. At the Compliance Administrator’s discretion, he may request that the broker-dealer send the duplicate confirms.
3. Restricting Access to Material Nonpublic Information
          Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Eagle Asset Management, Inc., except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4. Resolving Issues Concerning Insider Trading
          If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.
          Note: If the Chief Compliance Officer is unavailable, questions can be directed to Eagle’s Corporate Counsel.

(Supervisors Only)
* * *
SECTION III. SUPERVISORY PROCEDURES
A. Supervisory Procedures
          The role of Chief Compliance Officer, is critical to the implementation and maintenance of Eagle Asset Management’s policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications — prevention of insider trading and detection of insider trading.
1. Prevention of Insider Trading
      To prevent insider trading, Chief Compliance Officer or his designee, should:
i.	provide, on a regular basis, communications to familiarize employees of Eagle Asset Management’s policy and procedures,

ii.	answer questions regarding Eagle Asset Management’s policy and procedures,

iii.	resolve issues of whether information received by an employee of Eagle Asset Management, Inc. is material and nonpublic,

iv.	review on a regular basis and update as necessary Eagle Asset Management’s policy and procedures, [and]

v.	when it has been determined that an employee of Eagle Asset Management, Inc. has material nonpublic information,
1. implement measures to prevent dissemination of such information, and
2. if necessary, restrict officers, directors and employees from trading the securities, [and
vi.	promptly review, and either approve or disapprove, in writing, each request of an employee for clearance to trade in specified securities.]

2. Detection of Insider Trading
      To detect insider trading, Chief Compliance Officer or his designee, should:
i.	review the trading activity reports filed by each employee,

ii.	review the trading activity of mutual funds and private accounts managed by Eagle Asset Management, Inc.,

iii.	review trading activity of Eagle Asset Management’s own account, and

iv.	coordinate the review of such reports with other appropriate employees of Eagle Asset Management, Inc.
3. Special Reports to Management
          Promptly, upon learning of a potential violation of Eagle Asset Management’s Policy and Procedures to Detect and Prevent Insider Trading, the Chief Compliance Officer or his designee, should prepare a written report to management providing full details and recommendations for further action.
4. Annual Reports to Management
          On an annual basis, the Chief Compliance Officer or his designee, should prepare a written report to the management of Eagle Asset Management, Inc. setting forth the following:
i.	a summary of existing procedures to detect and prevent insider trading,

ii.	full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation,

iii.	an evaluation of the current procedures and any recommendations for improvement, and

iv.	a description of Eagle Asset Management’s internal communications regarding insider trading, including the dates of such communications since the last report to management.

EAGLE
Asset Management, Inc.
INITIAL / ANNUAL CERTIFCATION
          I hereby acknowledge receipt of the Eagle Code of Ethics and the Policy and Procedures On Insider Trading. I certify that I have thoroughly reviewed these instructions and understand the policies and regulations therein. I have been offered an opportunity to ask questions about any provisions which are unclear. To the best of my knowledge, I have complied with the provisions of these documents during the past year, or since the beginning of my employment if later, and I agree to continue to abide by the provisions of these documents.

Name:

Sign	Date

EAGLE ASSET MANAGEMENT, INC.	Appendix A
Statement of General Policy Regarding IPO Allocations
•	Portfolio managers and traders should not take any improper action in order to obtain greater access to IPOs.

•	Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

•	Portfolio managers and traders should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations, i.e., portfolio managers and traders should not explicitly or implicitly engage in a quid pro quo between the initial IPO allocation and the subsequent after-market purchases by Eagle. (However, absent such an explicit or implicit quid pro quo, portfolio managers and traders properly can determine to fill an unfilled IPO order with purchases in the secondary market from the same broker from whom they acquired the IPO shares.)

•	Portfolio managers and traders should not pay commissions to certain brokers in excess of customary and reasonable commissions in order to obtain larger IPO allocations. (However, subject to best execution standards and appropriate disclosures in Eagle’s Form ADV registration statement and any applicable mutual fund registration statements, portfolio managers and traders may consider access to IPOs as one factor, among others, in selecting broker-dealers with whom they trade.)

•	Portfolio managers and traders should not make IPO allocation decisions regarding client accounts based upon subsequent market movements or based upon any factors or guidelines not articulated in Eagle’s compliance policies and applicable disclosures.

•	Allocations should be fair and equitable to all clients to the extent practicable.

•	Allocations should comply with information disclosed to clients in, as applicable, the advisory contracts, Eagles’ Form ADV registration statement, and any applicable mutual fund registration statement.

•	Allocations should be pro rata to applicable groups of clients where feasible. If not pro rata, allocations should comply with applicable policies and procedures and should be consistent with information disclosed to clients.

•	Allocations should not continually favor particular accounts unless such practice has been disclosed to clients.

•	Hot IPOs generally should not be allocated to accounts where Eagle, its principals or its affiliates maintain an ownership interest.